Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Magnolia Solar Corporation of our report dated March 28, 2013, relating to the consolidated financial statements which appear in the Form 10-K for the year ended December 31, 2012.

/s/ KBL, LLP
New York, NY
March 28, 2013